As filed with the Securities and Exchange Commission on September 18, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LTX-CREDENCE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Massachusetts	04-2594045
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

825 University Avenue Norwood, Massachusetts	02062
(Address of Principal Executive Offices)	(Zip Code)

Credence Systems Corporation 2005 Stock Incentive Plan, as amended and restated

(Full Title of the Plan)

Mark J. Gallenberger

Vice President and Chief Financial Officer

825 University Avenue, Norwood, Massachusetts 02062

(Name and Address of Agent For Service)

(781) 461-1000

(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Common Stock, $0.05 par value per share (including the associated Common Stock Purchase Rights)	8,819,965 shares	1.775	$ 15,655,437.88	$ 616

(1)	The number of shares registered is based on an estimate of the maximum number of shares of common stock, par value $0.05 per share, of LTX-Credence Corporation (the “Registrant”) issuable pursuant to future awards under the Credence Systems Corporation 2005 Stock Incentive Plan, as Amended and Restated (the “Plan”).
(2)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the NASDAQ Global Market on September 15, 2008.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Commission. The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

(a) The Registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

(c) The description of the securities contained in the Registrant’s registration statements on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 8.51 of the Massachusetts Business Corporation Act, under which the Registrant is governed, provides that a corporation may indemnify a director who is a party to a proceeding because he is a director against liability incurred in the proceeding if he conducted himself in good faith and he reasonably believed that his conduct was in the best interests of the corporation or that his conduct was at least not opposed to the best interests of the corporation, and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Section 8.52 of the Massachusetts Business Corporation Act requires corporations to indemnify any director who was wholly successful in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

Section 8.53 of the Massachusetts Business Corporation Act provides that, before the final disposition of a proceeding, a corporation may advance funds to pay for or reimburse the reasonable expenses incurred by a director who is party to such proceeding because he is a director if he delivers to the corporation (a) a written affirmation of his good faith belief that he has met the relevant standard of good faith described in Section 8.51 of the Massachusetts Business Corporation Act or that the proceeding involves conduct for which liability has been eliminated pursuant to Section 2.02 of the Massachusetts Business Corporation Act and (b) a written undertaking with an unlimited general obligation of the director to repay any funds advanced if he is not entitled to mandatory indemnification under Section 8.52 and it is ultimately determined, under Section 8.54 or Section 8.55 that he does not meet the relevant standard of conduct described in Section 8.51.

Section 8.56 of the Massachusetts Business Corporation Act provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he is an officer of the corporation to the same extent as a director, and, if he is an officer but not a director, to such further extent as may be provided by the articles of organization, the bylaws, a resolution of the board of directors or contract, except for liability arising out of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law. Section 8.56 also provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 8.52, and that the officer may apply to a court for indemnification or an advance for expenses, in each case to the same extent to which a director may be entitled to indemnification or advance under those provisions.

Section 2.02 of the Massachusetts Business Corporation Act provides that the articles of organization of a corporation may contain a provision eliminating or limiting the personal liability of a director to the corporation for monetary damages for breach of a fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for improper distributions to under Sections 6.40 of the Massachusetts Business Corporation Act or (4) for any transaction from which the director derived an improper personal benefit.

On December 8, 1987, the stockholders of the Registrant approved an amendment to the Registrant’s Articles of Organization. The amendment to the Articles of Organization, which became effective on April 8, 1988, is as follows:

“No director shall be personally liable to the Company or any of its stockholders for monetary damages for any breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that this provision shall not eliminate or limit the liability of a director for (i) any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) authorizing distributions to stockholders in violation of the Company’s Articles of Organization or which render the Company insolvent or bankrupt, and approving loans to officers or directors of the Company which are not repaid and which were not approved or ratified by a majority of disinterested directors or stockholders, or (iv) any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Company for or with respect to any acts or omissions of such director occurring prior to the effective date of such amendment.”

The By-laws of the Registrant provide for indemnification of officers and directors as follows:

“Section 6.5 Indemnification.

(a) The Company shall indemnify each director and officer against all judgments, fines, settlement payments and expenses, including reasonable attorneys’ fees, paid or incurred in connection with any claim, action, suit or proceeding, civil or criminal, to which he may be made a party or with which he may be threatened by reason of his being or having been a director or officer of the Company, or, at its request, a director, officer, stockholder or member of any other corporation, firm, association or other organization or by reason of his serving or having served, at its request, in any capacity with respect to any employee benefit plan, or by reason of any action or omission by him in such capacity, whether or not he continues to be a director or officer at the time of incurring such expenses or at the time the indemnification is made. No indemnification shall be made hereunder (i) with respect to payments and expenses incurred in relation to matters as to which he shall be finally adjudged in such action, suit or proceeding not to have acted in good faith and in the reasonable belief that his action was in the best interests of the Company (or, to the extent that such matter relates to service with respect to an employee benefit plan, in the best interest of the participants or beneficiaries of such employee benefit plan), or (ii) otherwise prohibited by law. The foregoing right of indemnification shall not be exclusive of other rights to which any director or officer may otherwise be entitled and shall inure to the benefit of the executor or administrator of such director or officer. The Company may pay the expenses incurred by any such person in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by such person to repay such payment if it is determined that such person is not entitled to indemnification hereunder.

(b) The Board of Directors may, without stockholder approval, authorize the Company to enter into agreements, including any amendments or modification thereto, with any of its directors, officers or other persons described in paragraph (a) above providing for indemnification of such persons to the maximum extent permitted under applicable law and the Company’s Articles of Organization and By-laws.

(c) No amendment to or repeal of this section shall have any adverse effect on (i) the right of any director or officer under any agreement entered into prior thereto, or (ii) the rights of any director or officer hereunder relating to his service, for which he would otherwise be entitled to indemnity hereunder, during any period prior to such amendment or repeal.”

The Registrant has a directors and officers liability policy that insures the Registrant’s directors and officers against certain liabilities which they may incur as directors or officers of the Registrant.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9. Undertakings.

1. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Norwood, Commonwealth of Massachusetts, on this 17th day of September, 2008.

LTX-CREDENCE CORPORATION

By:	/s/ David G. Tacelli
David G. Tacelli
President and Chief Executive Officer

We, the undersigned officers and directors of the Registrant, hereby severally constitute and appoint David G. Tacelli and Mark J. Gallenberger, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable the Registrant to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Lavi A. Lev Lavi A. Lev	Chairman of the Board of Directors	September 17, 2008

/s/ David G. Tacelli David G. Tacelli	Director, President and Chief Executive Officer (Principal executive officer)	September 17, 2008

/s/ Mark J. Gallenberger Mark J. Gallenberger	Vice President and Chief Financial Officer (Principal financial and accounting officer)	September 17, 2008

/s/ Roger W. Blethen Roger W. Blethen	Director	September 17, 2008

/s/ Mark S. Ain Mark S. Ain	Director	September 17, 2008

/s/ Stephen M. Jennings Stephen M. Jennings	Director	September 17, 2008

/s/ Roger J. Maggs Roger J. Maggs	Director	September 17, 2008

/s/ Lori Holland Lori Holland	Director	September 17, 2008

/s/ Bruce R. Wright Bruce R. Wright	Director	September 17, 2008

/s/ Ping Yang Ping Yang	Director	September 17, 2008

INDEX TO EXHIBITS

Number	Description
4.1	Articles of Organization of the Registrant, as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-3 (File No. 33-62125), as amended, originally filed with the Commission on September 11, 1995)

4.2	Articles of Amendment to Articles of Organization of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 000-10761) as filed with the Commission on August 29, 2008)

4.3	By-Laws of the Registrant, as amended (incorporated by reference to Exhibit 3.2 to the Registrant’s Quarterly Report (File No. 000-10761) for the fiscal quarter ended October 31, 2007)

4.4	Rights Agreement, dated as of April 30, 1999, between the Registrant and Computershare Trust Company, N.A. (as successor Rights Agent to BankBoston, N.A.), as rights agent (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File No. 000-10761) filed with the Commission on May 3, 1999)

4.5	Amendment to Rights Agreement, dated as of February 14, 2003, between the Registrant and Computershare Trust Company, N.A. (as successor Rights Agent to BankBoston, N.A.), as rights agent (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File No. 000-10761) filed with the Commission on February 14, 2003)

4.6	Amendment No. 2 to Rights Agreement, dated as of January 27, 2004, between the Registrant and Computershare Trust Company, N.A. (as successor Rights Agent to BankBoston, N.A.), as rights agent (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File No. 000-10761) filed with the Commission on January 28, 2004)

4.7	Amendment No. 3 to Rights Agreement, dated as of March 7, 2008, between the Registrant and Computershare Trust Company, N.A., as successor Rights Agent to BankBoston, N.A., as rights agent (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Quarterly Report on Form 10-Q (File No. 000-10761) for the fiscal quarter ended January 31, 2008)

4.8	Amendment No. 4 to Rights Agreement, dated as of June 20, 2008, between the Registrant and Computershare Trust Company, N.A. (as successor Rights Agent to BankBoston, N.A.), as rights agent (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File No. 000-10761) filed with the Commission on June 23, 2008)

1

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP

23.1	Consent of Ernst & Young LLP

23.2	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1)

24.1	Power of attorney (included on the signature pages of this registration statement)

2